UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported):  March 16, 2010

INTERACTIVE SYSTEMS WORLDWIDE INC.

(exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification Number)
2 Andrews Drive, West Paterson, NJ	07424
(Address of principal executive offices)	(Zip Code)

(973) 256-8181

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS

On March 16, 2010, Mr. Steve Johns accepted the position of Director of Business Development, as a full time, at-will employee of the Company.  In this position Mr. Johns will be responsible for all sales, marketing and business development for both the Company and for its wholly owned UK subsidiary, Global Interactive Gaming Ltd (“GIG”).  Initially his employment will be without cash compensation.  However, Mr. Albanese, the Company’s CEO, will make a recommendation to the Board of Directors to grant an option to Mr. Johns for the purchase of 200,000 shares of common stock.  It is expected that in the future his compensation package will be reviewed and reevaluated.  Mr. Johns has been a member of the Company’s Board of Directors since January 26, 2010.

Mr. Johns brings over 25 years of Sales and Sales Management experience to the organization. As Region Manager for Sabratek, a start-up company, he managed the launch of a new product, and helped lead that company to a highly successful IPO.  In 1994 he assumed the role as Director of Sales for a division of Hillenbrand, where he led a successful turnaround effort to profitability, and helped with the sale of the Company in 1998.  Mr. John’s background includes conducting seminars on topics such as Consultative Selling, New Products Launch, Start-up Ventures, and Sales Force Expansion.  He also has a proven track record of negotiating multi-million dollar transactions, managing a long-term complex sales-cycle, and accurate forecasting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC. (Registrant)

By:	/s/ Bernard Albanese
Bernard Albanese
Chief Executive Officer

Date:  March 16, 2010